     As Filed with the Securities and Exchange Commission on May 2, 1994

                                                Registration No. 33-____________

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                           CONTROL DATA SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                           41-1718075
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                              Identification No.)

                           4201 LEXINGTON AVENUE NORTH
                        ARDEN HILLS, MINNESOTA 55126-6198
                                 (612) 482-2401
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                             -----------------------
             JAMES E. OUSLEY, President and Chief Executive Officer
                           Control Data Systems, Inc.
                           4201 Lexington Avenue North
                        Arden Hills, Minnesota 55126-6198
                                 (612) 482-2401
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             -----------------------
                                   Copies to:

                              DAVID C. GRORUD, ESQ.
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7032
                             -----------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
                             -----------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/


                         CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


Title of Each                           Proposed
Class of                                Maximum             Proposed Maximum         Amount of
Securities to be      Amount to be      Offering Price      Aggregate Offering       Registration
Registered            Registered        Per Unit            Price                    Fee
- ----------------      ------------      --------------      ------------------       ------------

Common Stock
to be offered
by Selling
Shareholders          816,283 shares    $10.25*             $8,366,900.70*           $2,885.14


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

* For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on April 26, 1994 (a date within five business days of the filing hereof).


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                   PROSPECTUS

                           CONTROL DATA SYSTEMS, INC.

                 816,283 SHARES OF COMMON STOCK, $.01 PAR VALUE



     This Prospectus relates to up to 816,283 shares (the "Shares") of Common Stock of Control Data Systems, Inc. (the "Company") which may be offered for resale by persons (the "Selling Shareholders") who acquired the shares in connection with the Company's acquisition of Evernet Systems, Inc. in June 1993. A Selling Shareholder may offer its shares from time to time for sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Offers and sales will be made through agents that have not yet been determined as of the date hereof and/or, as to certain of the Selling Shareholders, pursuant to the Sales Agency Agreement as described below. Sales may also be made to dealers or directly to purchasers. See "Plan of Distribution". The Company will not receive any proceeds from sales of the Shares.

     The Company's Common Stock is traded in the Nasdaq National Market under the symbol "CDAT." The last reported sale price of the Company's Common Stock on April 26, 1994, as reported by the Nasdaq National Market, was $10.25 per share.

     The Company will bear all expenses of the offering (estimated to be $25,000), except that the Selling Shareholders will pay any applicable brokerage discounts or commissions, as well as fees and disbursements of counsel to and experts for the Selling Shareholders.


                             -----------------------

                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
                 TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK
                        SEE "INVESTMENT CONSIDERATIONS."
                             -----------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is ___________, 1994.

     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jur-isdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for its 1993 fiscal year ended January 1, 1994.

     2. The Company's Quarterly Report on Form 10-Q, for its fiscal quarter ended April 2, 1994.

     3. The description of the Company's Common Stock, $.01 par value, which is contained or incorporated by reference in the Company's Registration Statement on Form 10 (File No. 0-20252) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ralph W. Beha, General Counsel and Secretary, Control Data Systems, Inc., 4201 Lexington Avenue North, Arden Hills, Minnesota 55126-6198; telephone (612) 482-2401.


                                   THE COMPANY

     The Company is a systems integrator, developing and implementing open systems solutions for the operational problems of customers worldwide. The Company relies upon its computer professionals to provide the consulting services required to define, develop, install and maintain computer-based solutions. The Company has a growing family of open systems technology partners and suppliers offering a range of hardware platforms and software products which the Company then customizes for a particular customer environment. These integration/consulting services--Control Data Brainware-TM---are based upon the Company's 37 years of experience in implementing leading edge solutions for complex computing environments. The Company serves customers in technical, government and commercial markets.

     The Company was established through Ceridian Corporation's transfer of its Computer Products business to the Company and Ceridian's subsequent distribution, in July 1992, of the Company's stock as a dividend to Ceridian's stockholders. Since August, 1992 the Common Stock of the Company has been traded on the Nasdaq National Market.

     For the first 32 years of its history, the Company integrated its own proprietary brand of computers. In 1989 it began a transition from the development, manufacture and marketing of its own computers to the remarketing of standard UNIX and/or Intel-based computer systems which, coupled with networking and distributed applications, form what is often referred to as the client/server computing environment. Today its integration services include network design, installation and maintenance; application design and deployment; remote and on-site systems management; electronic mail integration; and manufacturing design, engineering and production.

     The Company's principal offices are located at 4201 Lexington Avenue North, Arden Hills, Minnesota 55126.

                            INVESTMENT CONSIDERATIONS

     The following factors should be carefully considered in evaluating an investment in any shares of Common Stock offered hereby.

OPERATING RESULTS

     Since 1989, the Company has been in a transition from being a developer and manufacturer of a proprietary line of computers to being a systems integrator developing and implementing open systems solutions for customers using products developed and manufactured by third parties. This transition has caused year to year declines in the revenues for sales and maintenance of its proprietary products, which have been only partially offset by increasing integration services revenues. This trend, combined with a growing proportion of lower margin open systems hardware products for the Company, are expected to cause lower gross margins in 1994 and beyond. In order to continue generating consistent profits, it will be necessary to increase revenue volumes at a greater rate than in past years when gross margins were at a higher level, and to maintain lower overall expense levels as a percentage of revenue.

FLUCTUATIONS IN OPERATING RESULTS

     Fluctuations in the Company's operating results, particularly from quarter to quarter, are expected to continue for a number of reasons. The Company's operations are highly decentralized and geographically dispersed, which constrains the ability to reduce certain infrastructure costs if revenue volumes unexpectedly decline. Order-to-installation cycles are shortening, reducing backlog and diminishing the predictability of the Company's revenue stream. In addition, the Company continues to focus on obtaining larger contracts with large commercial and government customers. The timing of these larger contracts may exacerbate quarter to quarter fluctuations. There can be no assurance that the Company will maintain profitable operations.

RESTRUCTURING

     In June 1992, the Company recorded a restructuring charge of $114.9 million and a charge of $14.9 million related to a change in valuation of spare parts inventory. As of April 2, 1994, the Company still had $25 million of restructure obligations, $15 million of which are expected to be paid in 1994. Although in the past 20 months progress was made in reaching the Company's transition objectives, the transition is not entirely complete. As a result, the Company expects to continue to reduce the size of its infrastructure and associated operating expenses, as well as redeploy certain personnel, with a view to competing effectively as a worldwide systems integrator. The current restructure reserves assume that the Company's transition will be completed by the end of fiscal 1994. Consequently, these reserves only cover current and future payments related to restructure actions and events planned for 1994 or taken in prior years. These reserves do not provide for any significant severance actions in fiscal 1995 and beyond, the early termination of lease contracts for office or warehouse facilities beyond those already closed or planned to be closed, or additional proprietary hardware finished goods or spare parts inventory reserves beyond those budgeted in fiscal 1994.

     In light of continuing rapid change in the computer industry and other uncertainties facing the Company, there can be no assurance that additional restructuring actions or charges will not be required or that such charges could not have a material adverse effect on the operations or financial results of the Company.

NEED FOR CAPITAL

     The Company's cash and short-term investments totaled $78.1 million at April 2, 1994. In addition, as of April 2, 1994, the Company has available up to $33.5 million under bank lines of credit in certain international subsidiaries and a U.S. credit agreement which provides up to $10.0 million in unsecured short-term financing. The above mentioned funds are expected to be sufficient to meet the Company's operating requirements in 1994. To the extent it may be necessary to supplement these sources of cash, the Company could seek financing from strategic investors and through future debt or equity financing in the public or private markets. The ability of the Company to borrow money or to sell debt or equity securities will depend on its results of operations, financial condition and business prospects, as well as on conditions then prevailing in the computer industry and the relevant capital markets. There can be no assurance that such additional capital will be available to the Company or will be available on terms that are favorable to the Company.

INTERNATIONAL SALES

     The Company's international revenues constituted 65.2%, 70.8%, and 68.0%, of the Company's total revenues in 1993, 1992, and 1991, respectively. The Company expects that international sales will continue to represent a significant portion of its revenues in the future. The Company will continue to be subject to the normal risks of conducting business internationally, including political instability, unexpected changes in regulatory requirements, fluctuating exchange rates, tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations and potentially adverse tax consequences. Other risks inherent in certain foreign countries include longer payment cycles and greater difficulties in accounts receivable collection, and the difficulties inherent in replicating systems integration business models in different business environments.

ABILITY TO HIRE AND RETAIN TECHNICAL RESOURCES

     As the Company continues to expand its system integration activities it will need to be able to hire and retain, in sufficient numbers, personnel with appropriate technical skills in systems integration. There can be no assurance that the Company will be able to acquire these resources at the time they are required or at competitive rates. If unsuccessful, Company's revenues may be negatively impacted and/or its operating costs may increase to fund the training costs to develop internally such technical skills in sufficient numbers.

COMPETITION

     Competition in the systems integration market is intense and is based on a variety of factors including customer satisfaction, reputation, price, performance, product quality, software availability, connectivity, networking, compatibility with industry standards, marketing and distribution capability, customer support, name recognition and financial strength. Further, given the Company's reliance on its suppliers, their relative competitive positions will have an impact on the Company's own position in the marketplace. The Company competes throughout the world with numerous local, regional, national, and international system integrators. Several of the Company's competitors have significantly greater financial and operational resources than the Company, and there can be no assurance that the Company's results of operations will not be adversely affected by such competition.

DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future to stockholders.


                              SELLING SHAREHOLDERS

     The Selling Shareholders, and the number of shares of the Company held by each of them prior to any sales under this Prospectus, are as follows:


               Shareholder                           Shares Owned
               -----------                           ------------
               First Century Partnership III               65,572
               David L. Anderson                            4,031
               Anvest, L.P.                                   331
               Mihran A. Aroian                               156
               Aspen Venture Partners, L.P.               113,613
               Austin Ventures, L.P.                      117,710
               G. Leonard Baker, Jr.                        4,031
               Tench Coxe                                     793
               EMP & Co.                                    6,212
               Focus & Co.                                  7,986
               James C. Gaither                               131
               Genstar Investment Corporation               1,955
               Hank & Co. FBO Citiventure II              131,045
               Kleiner Perkins Caufield & Byers V         138,549
               KPCB Zaibatsu Fund I                         4,502
               Mellon Bank, N.A. FBO Bell Atlantic        118,917
               Master Pension Trust

               Leo L. and Janet G. Nussbaum, Trustees       1,305
               Omega Partners                               1,927
               Ronald L. Perkins                              604
               Pitt & Co. FBO GTE Service Corp.            31,651
               Saunders Holdings, L.P.                        331
               Sutter Hill Ventures, L.P.                  56,228
               TOW Partners, L.P.                           4,355
               Paul M. & Marsha R. Wythes, Trustees         1,903
               William H. Younger, Jr.                      2,445

     None of the Selling Shareholders has been an officer or director of, or has had a position or other material relationship with, the Company. Each of these Selling Shareholders was a holder of preferred stock of Evernet Systems, Inc., which the Company acquired for cash and Common Stock in June 1993. The Shares covered by this Prospectus were issued by the Company in that acquisition, and these Shares are registered under the Securities Act of 1933 pursuant to registration rights granted in that acquisition. Prior to the acquisition of Evernet Systems, Inc. by the Company, the Selling Shareholders collectively had the power to designate certain members of the Evernet Board of Directors.

     Each of the Selling Shareholders has requested the registration of all of the Shares of the Company's Common Stock which such Selling Shareholder acquired in the Evernet acquisition, and each Selling Shareholder has expressed an intention to sell up to all of those Shares depending on market conditions.


                              PLAN OF DISTRIBUTION

     The Shares of Common stock offered hereby may be sold by the Selling Shareholders from time to time. Sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. No commitments as to any sales have been made as of the date of this Prospectus.

     Offers and sales will be made through agents that have not yet been determined and/or, as to certain of the Selling Shareholders, pursuant to the Sales Agency Agreement discussed below. Sales may also be made to dealers or directly to purchasers. Sales through agents will be made subject to customary commissions. Sales may be made on a "net" basis.

     Five of the Selling Shareholders, who collectively own a total of 295,811 shares of Common Stock, hold their shares in accounts managed by an investment advisor (the "Advisor") which, in its discretion, may arrange for sales of shares held by one, some, or all of those holders. Any such sales will be made as the Advisor determines will be most advantageous to the holders, which is expected to be to a market maker or through brokers, not presently identified, at the lowest available transaction costs, although sales may be made to dealers or to ultimate purchasers. While the Advisor is not required to do so, it may arrange for sales in which all of these five Selling Shareholders would participate, either proportionately in accordance with the number of shares of Common Stock owned by each of them or on some other basis.

     Sixteen of the Selling Shareholders, who collectively own a total of 339,204 shares of Common Stock (the "Participating Shareholders") and the Company intend to enter into a Sales Agency Agreement (the "Sales Agency Agreement") with Kidder, Peabody & Co. Incorporated ("Kidder, Peabody"). A copy of the form Sales Agency Agreement is filed as an Exhibit to the Registration Statement, of which this Prospectus constitutes a part, and is incorporated by reference herein. Subject to the terms and conditions of the Sales Agency Agreement, the Participating Shareholders may sell up to all of the Shares of Common Stock from time to time through Kidder, Peabody as their sales agent. Such sales, if any, will be made by means of ordinary brokers' transactions utilizing the Nasdaq National Market. Sales made pursuant to the Sales Agency Agreement will be effected during a series of one or more pricing periods ("Pricing Periods"), each consisting of five consecutive calendar days. During any Pricing Period, no more than 20,000 shares ("Average Market Price Shares") will be sold subject to the calculation of Net Proceeds as defined below. The aggregate number of Average Market Price Shares sold in all Pricing Periods will not exceed the number of shares of Common Stock beneficially owned by the Participating Shareholders. For each Pricing Period, an Average Market Price (as hereinafter defined) will be computed. With respect to any Pricing Period, the "Average Market Price" will equal the average of the arithmetic mean of the daily high and low sale prices of the Common Stock reported on the Nasdaq National Market for each trading day of such Pricing Period.

     The net proceeds to the Participating Shareholders with respect to sales of Average Market Price Shares will equal 95% of the Average Market Price multiplied by the number of such shares of Common Stock sold during the Pricing Period (subject to adjustment in certain circumstances), plus Excess Proceeds (as defined below), if any. The compensation to Kidder, Peabody for such sales in any Pricing Period will equal the difference between the actual sale prices at which Average Market Price Shares are sold and the net proceeds to the Participating Shareholders for such sales, but in no case will it exceed ten percent of such actual sales prices. To the extent that such actual sales prices are less than the Average Market Price, the compensation to Kidder, Peabody will be correspondingly reduced; to the extent that such actual sales prices are greater than the Average Market Price, the compensation to Kidder, Peabody will be correspondingly increased (but in no event will it exceed ten percent of the actual sales price). In the event that the average actual sales price in any Pricing Period equals 95% of the Average Market Price (or less) for such Pricing Period, all of the proceeds from such sales will be for the account of the Participating Shareholders and no compensation will be payable to Kidder, Peabody. To the extent that Kidder, Peabody's compensation under the foregoing formula would otherwise exceed ten percent of the actual sales prices in any Pricing Period, the excess over ten percent will constitute additional net proceeds to the Participating Shareholders (the "Excess Proceeds").

     Any shares of Common Stock other than Average Market Price Shares ("Additional Shares") sold by Kidder, Peabody during the Pricing Period on behalf of the Participating

Shareholders will be at a fixed commission rate of $0.10 per share. In no event will the compensation to Kidder, Peabody be in excess of any applicable requirements of the National Association of Securities Dealers, Inc. ("NASD").

     All sales of Average Market Price Shares made during any Pricing Period pursuant to the Sales Agency Agreement, and all calculations of net proceeds to the Participating Shareholders with respect to such sales, will be made PRO RATA in accordance with the number of shares of Common Stock owned by the Participating Shareholders who elect in advance to participate in sales of Common Stock during such Pricing Period. Sales of Additional Shares made during any Pricing Period will be made PRO RATA in accordance with the number of shares of Common Stock owned by such Participating Shareholders, less the sum of (i) any Average Market Price Shares sold for them during such Pricing Period and
(ii) any shares which such Participating Shareholder shall have instructed Kidder, Peabody not to sell as Additional Shares during such Pricing Period.

     Settlements of sales of Additional Shares will occur on the fifth business date following the date on which such sales were made. Settlements for sales of Average Market Price Shares will occur on a weekly basis on each Monday (or on the next succeeding business day if such Monday is not a business day) following the end of each Pricing Period. Purchases of Common stock from Kidder, Peabody as sales agent for the Participating Shareholders will settle regular way in accordance with the rules of the NASD. Compensation to Kidder, Peabody with respect to sales of Average Market Price Shares will be paid out of the proceeds of such settlements. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     At the end of each Pricing Period, the Company will file a Prospectus Supplement under Rule 424(b)(3) promulgated under the Securities Act of 1933, which Prospectus Supplement will set forth the number of such shares of Common Stock sold through Kidder, Peabody as sales agent (identifying separately the number of Average Market Price Shares and any Additional Shares), the high and low prices at which Average Market Price Shares were sold during such Pricing Period, the net proceeds to the Participating Shareholders, and the compensation payable by the Participating Shareholders to Kidder, Peabody with respect to such sales pursuant to the formula set forth above. Kidder, Peabody as sales agent will act on a best efforts basis. Pursuant to the Sales Agency Agreement, the Company and the Participating Shareholders will agree to provide indemnification and contribution to Kidder, Peabody against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     The offering of the Common Stock pursuant to the Sales Agency Agreement will terminate upon the earlier of (i) the sale of all Shares of Common Stock subject thereto, (ii) termination of the Sales Agency Agreement, and (iii) the five-month anniversary of the date of this Prospectus (the "Term"); provided, however, that if any time during the Term, the Company determines that the maintenance of the Registration Statement, including this Prospectus, as current and accurate in accordance with the Securities Act of 1933, as amended, and the rules and regulations thereunder of the Commission would require the disclosure of nonpublic information, the disclosure of which could reasonably be expected to have a material adverse effect upon a significant financing, negotiation, contracting, acquisition, disposition, merger or other comparable transaction (collectively, "Significant Transactions"), then, by written notice by the Company to Kidder, Peabody and each Shareholder: (A) in the event that at such time thirty or more days remain in the Term, the Company may cause the suspension of sales of the Common Stock pursuant to the Prospectus for such reasonable period of time as may be necessary to avoid such adverse effect on such Significant Transaction in which case the Term shall be extended for the number of days that such suspension shall have been in effect, and (B) in the event that at such time fewer than thirty days remain in the Term, the Company may terminate the effectiveness of the Registration Statement. The Sales Agency Agreement may be terminated at any time as to any Participating Shareholder(s) by such Participating Shareholder(s) (except during the pendency of a Pricing Period in which such Participating Shareholder(s) has (have) elected to participate) or by Kidder, Peabody, but no such termination will affect the obligations of the Participating Shareholder(s) as to sales that shall have been executed prior to the date of such termination.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with this offering are as follows:


     Securities and Exchange Commission Filing Fee . . . . .   $ 2,885
     NASD Filing Fee . . . . . . . . . . . . . . . . . . . .       937
     Printing and Engraving Fees and Expenses. . . . . . . .     1,000*
     Legal Fees and Expenses . . . . . . . . . . . . . . . .    18,000*
     Accounting Fees and Expenses. . . . . . . . . . . . . .     2,000*
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .       178*
                                                                ------
     Total Expenses. . . . . . . . . . . . . . . . . . . . .   $25,000*
                                                                ------
                                                                ------

- ---------------
*Estimated


Item 15.  Indemnification of Directors and Officers.

          The Delaware General Corporation Law provides that a director of a corporation (i) shall be indemnified by the corporation for expenses in defense of any action or proceeding if the director is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation, be indemnified for expenses, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful) and (iii) may be indemnified by the corporation for expenses (but not judgments or settlements) of any action by the corporation or of a derivative action, even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and provided that no indemnification is permitted without court approval if the director was adjudged liable to the corporation. The Company's Bylaws generally provide for indemnification of its directors as set forth in the Delaware General Corporation Law. The Company maintains a directors and officers liability insurance policy and, in addition, has entered into indemnity agreements with its directors and executive officers which constitute binding agreements of the Company to indemnify such persons.

Item 16.  Exhibits

     1 Form of Sales Agency Agreement among the Company, Certain Selling Shareholders and Kidder, Peabody & Co. Incorporated.

     4.1 The Registrant's Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1, filed under cover of Form SE dated July 9, 1992, to the Registrant's Form 8 Amendment No. 1 dated July 10, 1992 to its Registration Statement on Form 10 dated May 27, 1992).

     4.2 Restated Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit 99 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1993).

     5    Opinion and Consent of Fredrikson & Byron, P.A.

     23.1 Consent of KPMG Peat Marwick.

     23.2 Consent of Fredrikson & Byron, P.A. (included in their opinion filed as Exhibit 5).

     24 Power of Attorney from certain directors and officers (included on the "Signatures" pages hereto).

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new

          Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arden Hills, State of Minnesota, on the 2nd day of May, 1994.

                                   CONTROL DATA SYSTEMS, INC.


                                   By /s/ James E. Ousley
                                     ---------------------------------
                                      James E. Ousley, President and
                                        Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                               (Power of Attorney)

     Each of the undersigned by signing below also constitutes and appoints JAMES E. OUSLEY and JOSEPH F. KILLORAN his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-3 Registration Statement of Control Data Systems, Inc. and any or all amendments or post-effective amendments to the Form S-3 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




Signature                     Title                              Date
- ---------                     -----                              ----

/s/ James E. Ousley           President, Chief Executive         May 2, 1994
- ------------------------      Officer and Director (prin-
James E. Ousley               cipal executive officer)

(Signatures continued on next page)

/s/ Joseph F. Killoran        Vice President and                 May 2, 1994
- ------------------------      Chief Financial Officer,
Joseph F. Killoran            (principal financial
                              and accounting officer)

/s/ W. Donald Bell            Director                           May 2, 1994
- ------------------------
W. Donald Bell


/s/ Grant A. Dove             Director                           May 2, 1994
- ------------------------
Grant A. Dove


/s/ Marcello A. Gumucio       Director                           May 2, 1994
- ------------------------
Marcello A. Gumucio


- ------------------------      Director                                ___
W. Douglas Hajjar


/s/ Keith A. Libbey           Director                           May 2, 1994
- ------------------------
Keith A. Libbey


/s/ Mark W. Perry             Director                           May 2, 1994
- ------------------------
Mark W. Perry

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                  EXHIBIT INDEX
                                       to
                         Form S-3 Registration Statement
                            ------------------------

                           CONTROL DATA SYSTEMS, INC.

                            ------------------------


                                                            Page Number in
                                                            Sequential Numbering
                                                            of All Pages
                                                            Including Exhibits
                                                            --------------------
Exhibit
- -------

1     Form of Sales Agency Agreement among the
      Company, certain Selling Shareholders and Kidder,
      Peabody & Co. Incorporated . . . . . . . . . . . .         19

4.1   The Registrant's Certificate of Incorporation,
      as amended to date . . . . . . . . . . . . . . . .           *

4.2   The Registrant's Bylaws, as amended to date. . . .           *

5     Opinion and consent of Fredrikson & Byron, P.A.. .         41

23.1  Consent of KPMG Peat Marwick . . . . . . . . . . .         43

23.2  Consent of Fredrikson & Byron, P.A.. . . . . . . .         See Exhibit 5

24    Power of Attorney from certain directors
      and officers . . . . . . . . . . . . . . . . . . .         16

- ----------------
*     Incorporated by reference.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------